Exhibit 4.3
Description of Registrant’s Securities
References herein to “company,” “we,” “us,” or “our” refer to FS Credit Real Estate Income Trust, Inc., a Maryland corporation, and its subsidiaries unless the context specifically requires otherwise.
The following summary of the material terms of our shares of common stock does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws. Our charter authorizes us to issue up to 1,225,000,000 shares of common stock, par value $0.01 per share, 125,000,000 of which are classified as Class T shares, 300,000,000 of which are classified as Class S shares, 125,000,000 of which are classified as Class D shares, 125,000,000 of which are classified as Class M shares, 300,000,000 of which are classified as Class I shares, 125,000,000 of which are classified as Class F shares and 125,000,000 of which are classified as Class Y shares and up to 50,000,000 shares of preferred stock, par value $0.01 per share. Our charter authorizes our board of directors to amend our charter from time to time to increase or decrease the aggregate number of authorized shares or the number of authorized shares of any class or series without stockholder approval.
Common Stock
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of our stock and except as may otherwise be specified in our charter, the holders of shares of our common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of our directors. Each holder of a share of common stock generally will vote together with the holders of all other shares of common stock entitled to vote on all matters (as to which a common stockholder is entitled to vote) at all meetings of stockholders. However, the affirmative vote of the holders of a majority of the then outstanding shares of a particular class of common stock, with no other class of common stock voting except the applicable class, will be required to amend our charter if such amendment would materially and adversely affect the rights, preferences and privileges of only such class, on any matter submitted to stockholders that relates solely to such class or on any matter submitted to stockholders in which the interests of such class differ from the interests of any other class of common stock. Our charter does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding classes or series of preferred stock and the provisions of our charter regarding the restrictions on ownership and transfer of our stock, the holders of shares of our common stock are entitled to such distributions as may be authorized from time to time by our board of directors out of legally available funds and declared by us and, upon liquidation, are entitled to receive all assets available for distribution to stockholders. All shares of our common stock issued in this offering will be fully paid and non-assessable shares of common stock. Holders of shares of our common stock will not have preemptive rights, which means that you will not have an option to purchase any new shares of common stock that we issue, or preference, conversion, exchange, sinking fund or redemption rights. Holders of shares of our common stock will not have appraisal rights, unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of our common stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise such rights. Stockholders are not liable for our acts or obligations.
We will not issue certificates for shares of our common stock. Shares of our common stock will be held in “uncertificated” form, which will eliminate the physical handling and safekeeping responsibilities inherent in owning transferable share certificates and eliminate the need to return a duly executed share certificate to effect a transfer. SS&C Technologies, Inc. acts as our registrar and as the transfer agent for shares of our common stock. Transfers can be effected by contacting the transfer agent at:
FS Credit REIT
c/o SS&C Technologies, Inc.
PO Box 219095
Kansas City, MO 64121-9095

Overnight Address: FS Credit REIT
c/o SS&C Technologies, Inc.
801 Pennsylvania Ave
Suite 219095

Kansas City, MO 64105-1307
Toll Free Number: 877-628-8575

Class T Shares
Class T shares issued in our primary offering are subject to selling commissions of up to 3.0% of the transaction price per Class T share and dealer manager fees of 0.5% of the transaction price per Class T share, however such amounts may vary at certain participating broker-dealers provided that the sum will not exceed 3.5% of the transaction price (subject to reductions for certain categories of purchasers). We pay the dealer manager upfront selling commissions of up to 3.5% of the transaction price per Class S share sold in the primary offering (subject to reductions for certain categories of purchasers). All selling commissions and dealer manager fee are expected to be reallowed to selected broker-dealers, unless a particular broker-dealer declines to accept some portion of the fees it is otherwise eligible to receive. In addition, our Class T shares are subject to stockholder servicing fees equal to 0.85% per annum of the aggregate net asset value (“NAV”) of our outstanding Class T shares. The representative stockholder servicing fee generally is equal 0.65% per annum and the dealer stockholder servicing fee is equal 0.20% per annum, of the aggregate NAV for each Class T share. However, with respect to Class T shares sold through certain participating broker-dealers, the representative stockholder servicing fee and the dealer stockholder servicing fee may be other amounts, provided that the sum of such fees will always equal 0.85% per annum of the NAV of such shares. Stockholder servicing fees are paid monthly in arrears. The dealer manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers and financial institutions, and waives (pays back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of it.
We will cease paying stockholder servicing fees with respect to each Class T share held in a stockholder’s account at the end of the month in which the dealer manager in conjunction with the transfer agent determines that total underwriting compensation from the upfront selling commissions, dealer manager fees and stockholder servicing fees paid with respect to such account would exceed 8.75% (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. At the end of such month, each Class T share in such account will convert into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which stockholder servicing fees will be paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class T share over approximately 6.5 years from the date of purchase, assuming payment of the full selling commissions and dealer manager fees, no reinvestment of distributions and a constant NAV of $25.00 per share.
We will also cease paying stockholder servicing fees on each Class T share held in a stockholder’s account and such shares will convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of our assets or our merger or consolidation with or into another entity, in each case in a transaction in which holders of Class T shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.
Class T shares are subject to class-specific advisory fees as described in “Class-Specific Advisory Fees” below.
Class S Shares
Class S shares issued in our primary offering are subject to selling commissions of up to 3.5% of the transaction price per Class S share (subject to reductions for certain categories of purchasers). All selling commissions are expected to be reallowed to selected broker-dealers, unless a particular broker-dealer declines to accept some portion of the fees it is otherwise eligible to receive. In addition, our Class S shares are subject to stockholder servicing fees equal to 0.85% per annum of the aggregate NAV of our outstanding Class S shares. Stockholder servicing fees are paid monthly in arrears. The dealer manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments)

for ongoing stockholder services performed by such broker-dealers and financial institutions, and waives (pays back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of it.
We cease paying stockholder servicing fees with respect to each Class S share held in a stockholder’s account at the end of the month in which the dealer manager in conjunction with the transfer agent determines that total underwriting compensation from the upfront selling commissions and stockholder servicing fees paid with respect to such account would exceed 8.75% (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. At the end of such month, each Class S share in such account converts into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which stockholder servicing fees are paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class S share over approximately 6.5 years from the date of purchase, assuming payment of the full selling commissions, no reinvestment of distributions and a constant NAV of $25.00 per share.
We also cease paying stockholder servicing fees on each Class S share held in a stockholder’s account and such shares convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of our assets or our merger or consolidation with or into another entity, in each case in a transaction in which holders of Class S shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.
Class S shares are subject to class-specific advisory fees as described in “Class-Specific Advisory Fees” below.
Class D Shares
Class D shares issued in our primary offering are subject to stockholder servicing fees equal to 0.3% per annum of the aggregate NAV of our outstanding Class D shares. Stockholder servicing fees are paid monthly in arrears. The dealer manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers and financial institutions, and waives (pays back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of it.
We cease paying stockholder servicing fees with respect to each Class D share held in a stockholder’s account at the end of the month in which the dealer manager in conjunction with the transfer agent determines that total underwriting compensation from the stockholder servicing fees paid with respect to such account would exceed 1.25% (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. At the end of such month, each Class D share in such account converts into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which stockholder servicing fees are paid because that will be affected by changes in the NAV of our shares, this fee would be paid with respect to a Class D share over approximately 4.2 years from the date of purchase, assuming no reinvestment of distributions and a constant NAV of $25.00 per share.
We also cease paying stockholder servicing fees on each Class D share held in a stockholder’s account and such shares convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of our assets or our merger or consolidation with or into another entity, in each case in a transaction in which holders of Class D shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.
Class D shares are generally available for purchase in this offering only (1) through fee-based programs that provide access to Class D shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class D shares, (3) through certain registered investment advisers, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we identify in an amendment or supplement to this prospectus.
Class D shares are subject to class-specific advisory fees as described in “Class-Specific Advisory Fees” below.
Class M Shares
Class M shares issued in our primary offering are subject to stockholder servicing fees equal to 0.3% per annum of the aggregate NAV of our outstanding Class M shares. Stockholder servicing fees are paid monthly in arrears. The dealer manager reallows (pays) all or a portion of the stockholder servicing fees to participating broker-dealers, servicing broker-dealers and financial institutions (including bank trust departments) for ongoing stockholder services performed by such broker-dealers and financial institutions, and waives (pays back to us) stockholder servicing fees to the extent a broker-dealer or financial institution is not eligible or otherwise declines to receive all or a portion of it.
We cease paying stockholder servicing fees with respect to each Class M share held in a stockholders account at the end of the month in which the dealer manager in conjunction with the transfer agent determines that total underwriting compensation from the stockholder servicing fees paid with respect to such account would exceed 7.25% (or a lower limit for shares sold by certain participating broker-dealers or financial institutions) of the gross proceeds from the sale of shares in such account. At the end of such month, each Class M share in such account converts into a number of Class I shares (including any fractional shares) with an equivalent aggregate NAV as such share. Although we cannot predict the length of time over which stockholder servicing fees are paid due to potential changes in the NAV of our shares, this fee would be paid with respect to a Class M share over approximately 24.2 years from the date of purchase, assuming payment of the full selling commissions and dealer manager fees, no reinvestment of distributions and a constant NAV of $25.00 per share.
We will also cease paying stockholder servicing fees on each Class M share held in a stockholders account and such shares convert to Class I shares on the earlier to occur of the following: (i) a listing of Class I shares on a national securities exchange; (ii) the sale or other disposition of all or substantially all of our assets or our merger or consolidation with or into another entity, in each case in a transaction in which holders of Class M shares receive cash and/or shares of stock that are listed on a national securities exchange; or (iii) the date following the completion of this offering on which, in the aggregate, underwriting compensation from all sources in connection with this offering, including selling commissions, dealer manager fees, stockholder servicing fees and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering. Class M shares are generally available for purchase in this offering only (1) through fee-based programs that provide access to Class M shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class M shares, (3) through certain registered investment advisers, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers or (5) other categories of investors that we identify in an amendment or supplement to this prospectus.
Class M shares are subject to class-specific advisory fees as described in “Class-Specific Advisory Fees” below.
Class I Shares
No selling commissions, dealer manager fees or stockholder servicing fees are charged to purchasers in connection with the sale of any Class I shares. Class I shares are available for purchase in this offering only (1) through fee-based programs, also known as wrap accounts, that provide access to Class I shares, (2) through participating broker-dealers that have alternative fee arrangements with their clients to provide access to Class I shares, (3) through certain registered investment advisers, (4) through bank trust departments or any other organization or person authorized to act in a fiduciary capacity for its clients or customers, (5) by endowments, foundations, pension funds and other institutional investors, (6) by our executive officers and directors and their immediate family members, as well as officers and employees of our adviser, the sub-adviser, our sponsor or other affiliates and their immediate family members, and, if approved by our board of directors or our adviser, joint venture partners, consultants and other service providers or (7) other categories of investors that we identify in an amendment or supplement to this prospectus. In certain cases, including where a stockholder (i) exits a relationship with a participating broker-dealer for this offering and enters into a new relationship with a broker-dealer not participating in this offering or (ii) changes the type of account in which the stockholder’s shares are held from brokerage to advisory, such stockholder’s shares may be exchanged by us into an equivalent NAV amount of Class I shares. Before making a decision regarding this, please consult with your investment adviser regarding your account type and the classes of common stock you may be eligible to exchange.
In January 2022, we commenced a private offering of Class I shares to certain accredited investors (the “Class I Private Offering”). No selling commissions, dealer manager fees or stockholder servicing fees are charged in connection with Class I shares sold pursuant to the Class I Private Offering. Shares sold in the Class I Private Offering have been, and will continue to be, sold at a price per Class I share equal to our NAV per Class I share.
Class I shares are subject to class-specific advisory fees as described in “Class-Specific Advisory Fees” below.
Class F Shares
We previously conducted a private offering of Class F shares to certain accredited investors. Class F shares are not subject to stockholder servicing fees or advisory fees and as a result are expected to have a higher NAV per share and receive higher distributions than our other share classes.
Class Y Shares
We previously conducted a private offering of Class Y shares to certain accredited investors. Class Y shares are not subject to stockholder servicing fees or the base management fee but are subject to a performance fee as described in “Class-Specific Advisory Fees” below. As a result, the Class Y shares are expected to have a higher NAV per share or receive higher distributions than the Class T shares, Class S shares, Class D shares, Class M shares and Class I shares.
Rights Upon Liquidation
In the event of our voluntary or involuntary liquidation, dissolution or winding up, or any distribution of our assets, (i) the holder of each Class T share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to our NAV for Class T shares divided by the number of Class T shares outstanding, or the NAV per Class T share, (ii) the holder of each Class S share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to our NAV for Class S shares divided by the number of Class S shares outstanding, or the NAV per Class S share, (iii) the holder of each Class D share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to our NAV for Class D shares divided by the number of Class D shares outstanding, or the NAV per Class D share, (iv) the holder of each Class M share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to our NAV for Class M shares divided by the number of Class M shares outstanding, or the NAV per Class M share, (v) the holder of each Class I share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to the NAV for Class I shares divided by the number of Class I shares outstanding, or the NAV per Class I share, (vi) the holder of each Class F share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to our NAV for Class F shares divided by the number of Class F shares outstanding, or the NAV per Class F share and (vii) the holder of each Class Y share shall be entitled to be paid, out of our assets that are legally available for distribution, a liquidating distribution equal to our NAV for Class Y shares divided by the number of Class Y shares outstanding, or the NAV per Class Y share. If upon our voluntary or involuntary liquidation, dissolution or winding up, our available assets, or proceeds thereof, distributable among our stockholders are insufficient to pay these liquidating distributions, then such assets, or the proceeds thereof, will be distributed among the holders of Class T shares, Class S shares, Class D shares, Class M shares, Class I shares, Class F shares and Class Y shares ratably in the same proportion as the respective amounts that would be payable on such Class T shares, Class S shares, Class D shares, Class M shares, Class I shares, Class F shares and Class Y shares if all amounts payable thereon were paid in full.
Class-Specific Advisory Fees
Our adviser receives a base management fee equal to 1.25% of our NAV per annum for our Class T shares, Class S shares, Class D shares, Class M shares and Class I shares, payable quarterly and in arrears. The payment of all or any portion of the base management fee accrued with respect to any quarter may be deferred by our adviser, without interest, and may be taken in any such other quarter as our adviser may determine. In calculating our base management fee, we use our NAV before giving effect to accruals for such fee, stockholder servicing fees or distributions payable on our shares. The base management fee is a class-specific expense. No base management fee is paid on our Class F shares or Class Y shares.
Our adviser may be entitled to a performance fee, which is calculated and payable quarterly in arrears in an amount equal to 10.0% of our Core Earnings (as defined below) for the immediately preceding quarter, subject to a hurdle rate, expressed as a rate of return on average adjusted capital, equal to 1.625% per quarter, or an annualized hurdle rate of 6.5%. As a result, our adviser does not earn a performance fee for any quarter until our Core Earnings for such quarter exceed the hurdle rate of 1.625%. For purposes of the performance fee, “adjusted capital” means cumulative net proceeds generated from sales of shares of our common stock other than Class F shares (including proceeds from our distribution reinvestment plan) reduced for distributions from non-liquidating dispositions of our investments paid to stockholders and amounts paid for share repurchases pursuant to our share repurchase plan. Once our Core Earnings in any quarter exceed the hurdle rate, our adviser is entitled to a “catch-up” fee equal to the amount of Core Earnings in excess of the hurdle rate, until our Core Earnings for such quarter equal 1.806%, or 7.222% annually, of adjusted capital. Thereafter, our adviser is entitled to receive 10.0% of our Core Earnings.
For purposes of calculating the performance fee, “Core Earnings” means: the net income (loss) attributable to stockholders of Class T shares, Class S shares, Class D shares, Class M shares, Class I shares and Class Y shares, computed in accordance with GAAP (provided that net income (loss) attributable to Class Y stockholders shall be reduced by an amount equal to the base management fee that would have been paid if Class Y shares were subject to such fee), including realized gains (losses) not otherwise included in GAAP net income (loss) and excluding (i) non-cash equity compensation expense, (ii) the performance fee, (iii) depreciation and amortization, (iv) any unrealized gains or losses or other similar non-cash items that are included in net income for the applicable reporting period, regardless of whether such items are included in other comprehensive income or loss, or in net income, and (v) one-time events pursuant to changes in GAAP and certain material non-cash income or expense items, in each case after discussions between our adviser and our independent directors and approved by a majority of our independent directors.
The performance fee is a class-specific expense. No performance fee is paid on our Class F shares. Pursuant to the sub-advisory agreement, the sub-adviser is entitled to receive 50% of all base management fees and performance fees payable to our adviser.
Our adviser may elect to receive its base management fee and performance fee in (i) cash, (ii) Class I shares, (iii) performance-contingent Class I share awards (“Class I PCRs”), or (iv) a combination of cash, Class I shares, or Class I PCRs.
Blank Check Stock
Our charter authorizes our board of directors, without stockholder approval, to classify and reclassify any unissued shares of our common stock and preferred stock into other classes or series of stock. Prior to issuance of shares of each class or series, the board of directors is required by the Maryland General Corporation Law and by our charter to set, subject to our charter restrictions on transfer of our stock, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications and terms and conditions of repurchase for each class or series of our stock. Thus, the board of directors could authorize the issuance of shares of common stock or preferred stock with terms and conditions which could have the effect of delaying, deferring or preventing a transaction or change in control that might involve a premium price for holders of our common stock or otherwise be in their best interest. Our board of directors has no present plans to issue preferred stock, but may do so at any time in the future without stockholder approval. The issuance of preferred stock must be approved by a majority of our independent directors not otherwise interested in the transaction, who will have access, at our expense, to our legal counsel or to independent legal counsel.
Meetings, Special Voting Requirements and Access to Records
An annual meeting of the stockholders will be held each year at our principal executive office or such other location convenient to stockholders on a specific date which will be not less than 30 days after delivery of our annual report. The board members, including the independent directors, shall take reasonable steps to ensure that this requirement is met. Special meetings of stockholders may be called upon the request of a majority of the directors, a majority of the independent directors, the chairman of the board, the chief executive officer or the president. In addition, a special meeting of stockholders must be called by the secretary to act on any matter that may properly be considered at a meeting of stockholders upon the written request, either in person or by mail, of stockholders entitled to cast at least 10% of all the votes entitled to be cast on such matter at the meeting. Upon receipt of such a written request stating the purpose(s) of the meeting, the secretary shall provide all stockholders, within ten days after receipt of said request, written notice of the meeting and the purpose of such meeting. Such meeting must be held on a date not less than fifteen nor more than sixty days after the delivery of such notice at a time and place specified in such notice, or, if none is specified, at a time and place convenient to stockholders. The presence either in person or by proxy of stockholders entitled to cast at least 50% of all the votes entitled to be cast at the meeting on any matter will constitute a quorum. Generally, the affirmative vote of a majority of all votes cast is necessary to take stockholder action, except as described in the next paragraph and except that the affirmative vote of a majority of the shares entitled to vote and represented in person or by proxy at a meeting at which a quorum is present is required for stockholders to elect a director.
Under the Maryland General Corporation Law, a Maryland corporation generally cannot dissolve, amend its charter, merge, convert, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business, unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter. However, a Maryland corporation may provide in its charter for approval of these matters by a lesser percentage, but not less than a majority of all of the votes entitled to be cast on the matter. Our charter provides for approval of these matters by the affirmative vote of stockholders entitled to cast at least a majority of the votes entitled to be cast on the matter. In addition, the MGCL permits us to conduct the following without stockholder approval: (a) a merger of an entity into us if the merger does not reclassify or change the terms of any class of series of shares that are outstanding or otherwise amend our charter and the number of shares of any class or series outstanding immediately after the effective time of the merger does not increase by more than 20% of the number of shares outstanding immediately before the merger becomes effective; (b) a merger with a 90% or more owned subsidiary in which we are not the successor if the charter of the successor is not amended in the merger other than to change its name, the name or other designation or the par value of any class or series of stock or the aggregate par value of its stock and the contract rights of any stock of the successor issued in the merger in exchange for stock of the other corporation participating in the merger are identical to the contract rights of the stock for which the stock of the successor was exchanged; and (c) a transfer of all or substantially all of our assets pursuant to (i) a transfer of assets in the ordinary course of business actually conducted by us or as a distribution, (ii) a mortgage, pledge or creation of any other security interest in any or all of the our assets, (iii) an exchange of shares through voluntary action or under any agreement with our stockholders or (iv) a transfer of assets to one or more persons if all of the equity interests of the person or persons are owned, directly or indirectly, by us.
Despite the above, on November 10, 2022, our board of directors adopted a resolution that requires stockholder approval to effect a share exchange under the MGCL even if we are the successor unless our charter is subsequently amended with the approval of our stockholders to delete the requirement that our board of directors may not, without stockholder approval, cause the merger or reorganization of our company.
The advisory agreement is approved annually by our board of directors, including a majority of our independent directors. While the stockholders do not have the ability to vote to replace our adviser or to select its replacement, stockholders do have the ability, by the affirmative vote of a majority of the votes entitled to be cast generally in the election of directors, to remove a director from our board of directors.
Any stockholder will be permitted access to all of our corporate records to which they are entitled under applicable law at all reasonable times and may inspect and copy any of them for a reasonable copying charge. Under the Maryland General Corporation Law, our stockholders are entitled to inspect and copy, upon written request during usual business hours, the following corporate documents: (i) our bylaws; (ii) minutes of the proceedings of our stockholders; (iii) annual statements of affairs; and (iv) any voting trust agreements deposited with us. A stockholder may also request access to any other corporate records, which may be evaluated solely in the discretion of our board of directors. In addition, we may require the stockholder to execute a confidentiality agreement prior to reviewing certain other corporate records relating to our proposed and existing investments. Inspection of our corporate records by the office or agency administering the securities laws of a jurisdiction will be provided upon reasonable notice and during normal business hours.

In addition to the corporate records described above, we intend to maintain an alphabetical list of the names, addresses and telephone numbers of our stockholders, along with the number of shares of each class of our common stock held by each of them, as part of our books and records, and this list will be available for inspection by any stockholder at our office. We intend to update the stockholder list at least quarterly to reflect changes in the information contained therein. In addition to the foregoing, Rule 14a-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that, upon the request of a stockholder and the payment of the expenses of the distribution, we are required to distribute specific materials to stockholders in the context of the solicitation of proxies for voting on matters presented to stockholders or provide requesting stockholders with a copy of the list of stockholders so that the requesting stockholders may make the distribution of proxies themselves. If a proper request for the stockholder list is not honored, then the requesting stockholder will be entitled to recover certain costs incurred in compelling the production of the list as well as actual damages suffered by reason of the refusal or failure to produce the list. However, a stockholder will not have the right to, and we may require a requesting stockholder to represent that it will not, secure the stockholder list or any other information for any commercial purpose not related to the requesting stockholder’s interest in our affairs. We may also require such stockholder sign a confidentiality agreement in connection with the request and impose a reasonable charge for expenses incurred in reproduction pursuant to the request. See Section 11.5 of our charter for information regarding a stockholder’s right to access the stockholder list.
Restriction on Ownership of Shares of Our Stock
For us to qualify as a real estate investment trust (a “REIT”), no more than 50% in value of the outstanding shares of our stock may be owned, directly or indirectly through the application of certain attribution rules under the Internal Revenue Code of 1986, as amended (the “Code”), by any five or fewer individuals, as defined in the Code to include specified entities, during the last half of any taxable year. In addition, the outstanding shares of our stock must be owned by 100 or more persons independent of us and each other during at least 335 days of a 12-month taxable year or during a proportionate part of a shorter taxable year. These ownership tests do not apply in our first taxable year for which we elect to be taxed as a REIT. To assist us in preserving our status as a REIT, our charter contains limitations on the ownership and transfer of shares of common stock which prohibit (1) any person or entity from owning or acquiring, directly or indirectly, more than 9.8% in value of the aggregate of our then-outstanding stock of all classes or more than 9.8% in value or number of shares, whichever is more restrictive, of the aggregate of our then-outstanding common stock and (2) any transfer of or other event or transaction with respect to shares of our stock that would result in the beneficial ownership of the outstanding shares of our stock by fewer than 100 persons. In addition, our charter prohibits any transfer of, or other event with respect to, shares of our stock that (1) would result in us being “closely held” within the meaning of Section 856(h) of the Code, or (2) would otherwise cause us to fail to qualify as a REIT.
Our charter provides that the shares of our stock that, if transferred, would (1) result in a violation of the 9.8% ownership limits, (2) result in us being “closely held” within the meaning of Section 856(h) of the Code, or (3) otherwise cause us to fail to qualify as a REIT, will be transferred automatically (rounded to the nearest whole share) to a share trust for the benefit of a charitable beneficiary effective as of the close of business on the business day before the purported transfer of such shares of our stock. We will designate a trustee of the share trust that will not be affiliated with us or the purported transferee or record holder. We will also name a charitable organization as beneficiary of the share trust. The trustee will receive all distributions on the shares of our stock in the share trust and will hold such distributions in trust for the benefit of the beneficiary. The trustee also will vote the shares of stock in the share trust and, subject to Maryland law, will have the authority (1) to rescind as void any vote cast by the intended transferee prior to our discovery that the shares have been transferred to the share trust and (2) to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast the vote. The intended transferee will acquire no rights in such shares of stock, unless, in the case of a transfer that would cause a violation of the 9.8% ownership limits, the transfer is exempted by the board of directors from the ownership limit (prospectively or retroactively) based upon receipt of information (including certain representations and undertakings from the intended transferee) establishing that such transfer would not violate the provisions of the Code applicable to our qualification as a REIT. In addition, our charter provides that any transfer of shares of our stock that would result in shares of our stock being beneficially owned by fewer than 100 persons will be null and void and the intended transferee will acquire no rights in such shares of our stock.

The trustee will acquire by transfer the shares of our stock from a person whose ownership of shares of our stock will violate the ownership limits. Within 20 days after the trustee receives notice from us that shares of our stock have been transferred to the share trust, the trustee shall sell the shares in the share trust to a person whose ownership will not violate the ownership limits. Upon any such sale, the purported transferee or holder will receive the lesser of (1) the price paid by the purported transferee or holder for the shares or, if the purported transferee or holder did not give value for the shares in connection with the event causing the shares to be transferred to the share trust (e.g., a gift, devise or other similar transaction), the market price of the shares on the day of the event causing the shares to be transferred to the share trust and (2) the price received by the trustee from the sale or other disposition of the shares. The trustee may reduce the amount payable to the purported transferee or holder by the amount of distributions which have been paid to the purported transferee or holder, as well as any amounts owed by the purported transferee or holder to the trustee. The charitable beneficiary will receive any excess amounts. If, prior to our discovery that shares of our stock have been transferred to the share trust, the shares are sold by the purported transferee or holder, then (1) the shares will be deemed to have been sold on behalf of the share trust and (2) to the extent that the purported transferee or holder received an amount for the shares that exceeds the amount such purported transferee or holder was entitled to receive, the excess must be paid to the trustee upon demand.
In addition, shares of our stock held in the share trust will be deemed to have been offered for sale to us, or our designee, at a price per share equal to the lesser of (1) the price per share in the transaction that resulted in the transfer to the share trust (or, in the case of a devise or gift, the market price at the time of the devise or gift) and (2) the market price on the date we, or our designee, accept the offer. We will have the right to accept the offer until the trustee has sold the shares. Upon a sale to us, the interest of the charitable beneficiary in the shares sold will terminate and the trustee will distribute the net proceeds of the sale to the purported transferee or holder. We may reduce the amount payable to the purported transferee or holder by the amount of distributions which has been paid to the purported transferee or holder, as well as any amounts owed by the purported transferee or holder to the trustee. We may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary.
Any person who acquires or attempts to acquire shares of our stock in violation of the foregoing restrictions or who would have owned shares of our stock that were transferred to any such share trust is required to give written notice to us of such event as soon as reasonably practicable, and any person who proposes or attempts to transfer or receive shares of our stock subject to such limitations is required to give us 15 days’ prior written notice. In both cases, such persons must provide to us such other information as we may request to determine the effect, if any, of such event on our status as a REIT. The foregoing restrictions will continue to apply until the board of directors determines it is no longer in our best interest to continue to qualify as a REIT or that compliance is no longer required for REIT qualification.
The ownership limits do not apply to a person or persons that the board of directors exempts (prospectively or retroactively) from the applicable ownership limit upon the receipt of certain representations and undertakings and other appropriate assurances that our qualification as a REIT is not jeopardized. Any person who owns more than 5% (or such lower percentage applicable under the Treasury Regulations) of the outstanding shares of our stock during any taxable year will be asked to deliver a statement or affidavit setting forth the number of shares of our stock beneficially owned.
Distributions
Subject to our board of directors’ discretion and applicable legal restrictions, we intend to declare and pay ordinary cash distributions on a monthly basis.
Distributions are expected to be made on all classes of our common stock at the same time. Because stockholder servicing fees are a class-specific expense for our Class T shares, Class S shares, Class D shares and Class M shares, they will reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan. In addition, because the base management fee is a class-specific expense for our Class T shares, Class S shares, Class D shares, Class M shares and Class I shares, and the performance fee is a class-specific expense for our Class T shares, Class S shares, Class D shares, Class M shares, Class I shares and Class Y shares, they will reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan. We expect that our board of directors will declare a different per share distribution amount for each share class that accounts for any applicable class-specific expenses, although our board of directors may choose any other method.

We are required to make distributions sufficient to satisfy the requirements for qualification as a REIT for federal income tax purposes. Generally, income distributed will not be taxable to us under the Code if we distribute dividends equal to at least 90% of our taxable income each year, which is determined without regard to the dividends-paid deduction, excludes net capital gains and does not necessarily equal net income as calculated in accordance with GAAP. Distributions will be authorized at the discretion of our board of directors, in accordance with our earnings, cash flow and general financial condition. Our board of directors’ discretion will be directed, in substantial part, by its obligation to cause us to comply with the REIT requirements. Because we may receive income from interest at various times during our fiscal year, distributions may not reflect our income earned in that particular distribution period and may be made in advance of actual receipt of funds in an attempt to make distributions relatively uniform. We are authorized to borrow money, issue new securities or sell assets to make distributions.
We are not prohibited from using our own securities as stock dividends or from distributing other securities in lieu of making cash distributions to stockholders, provided that in the case of other securities, the securities distributed to stockholders are readily marketable. The receipt of marketable securities in lieu of cash distributions may cause stockholders to incur transaction expenses in liquidating the securities. We do not have any current intention to list shares of our common stock on a national securities exchange, nor is it expected that a public market for shares of our common stock will develop in the foreseeable future.
We may fund our cash distributions to stockholders from any sources of funds legally available to us, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets and dividends and other distributions from our investments. We have not established limits on the amount of funds we may use from available sources to make distributions.
Business Combinations
Under the Maryland General Corporation Law, business combinations between a Maryland corporation and an interested stockholder or the interested stockholder’s affiliate are prohibited for five years after the most recent date on which the stockholder becomes an interested stockholder. For this purpose, the term “business combinations” includes mergers, consolidations, share exchanges or, in circumstances specified in the Maryland General Corporation Law, asset transfers and issuances or reclassifications of equity securities. An “interested stockholder” is defined for this purpose as (1) any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock; or (2) an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then-outstanding stock of the corporation. A person is not an interested stockholder under the Maryland General Corporation Law if the board of directors approved in advance the transaction by which he or she otherwise would have become an interested stockholder. However, in approving the transaction, the board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board of directors.
After the five-year prohibition, any business combination between the corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (1) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation, voting together as a single voting group, and (2) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares of stock held by the interested stockholder or its affiliate with whom the business combination is to be effected or held by an affiliate or associate of the interested stockholder, voting together as a single voting group.
These super-majority vote requirements do not apply if the corporation’s common stockholders receive a minimum price, as defined under the Maryland General Corporation Law, for their shares of common stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares of common stock.
None of these provisions of the Maryland General Corporation Law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the business combination statute, our board of directors has exempted any business combination involving us and any person, provided that such business combination is first approved by a majority of our board of directors, including a majority of our independent directors. Consequently, the five-year prohibition and the super majority vote requirements may not apply to business combinations between us and any person. As a result, any person may be able to enter into business combinations with us that may not be in the best interest of our stockholders, without compliance with the super-majority vote requirements and other provisions of the statute.
Should our board of directors opt into the business combination statute or otherwise fail to first approve a business combination, it may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.
Control Share Acquisitions
The Maryland General Corporation Law provides that control shares of a Maryland corporation acquired in a control share acquisition have no voting rights except to the extent approved by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares of common stock owned by the acquirer, by our officers or by our employees who are also directors are not entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquirer or with respect to which the acquirer has the right to vote or to direct the voting of, other than solely by virtue of revocable proxy, would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting powers:
•one-tenth or more but less than one-third;
•one-third or more but less than a majority; or
•a majority or more of all voting power.
Control shares do not include shares of stock the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition of issued and outstanding control shares. Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and has satisfied other required conditions, the person may compel the board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares of stock. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting. If voting rights are not approved for the control shares at the meeting or if the acquiring person does not deliver an “acquiring person statement” for the control shares as required by the statute, the corporation may redeem any or all of the control shares for their fair value, except for control shares for which voting rights previously have been approved. Fair value is to be determined for this purpose without regard to the absence of voting rights for the control shares, and is to be determined as of the date of any meeting of stockholders at which the voting rights for control shares are considered and not approved, or if no such meeting is held, as of the date of the last control share acquisition.
If voting rights for control shares are approved at a stockholders’ meeting and the acquirer becomes entitled to vote a majority of the shares of stock entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares of stock as determined for purposes of these appraisal rights may not be less than the highest price per share paid in the control share acquisition.
The control share acquisition statute does not apply to shares of stock acquired in a merger or consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation. As permitted by the Maryland General Corporation Law, we have provided in our bylaws that the control share provisions of the Maryland General Corporation Law will not apply to any acquisition by any person of shares of our stock, but the board of directors retains the discretion to change this provision at any time in the future.
Unsolicited Takeover Statutes
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, without a stockholder vote, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•a classified board;

•a two-thirds stockholder vote requirement for removing a director;
•a requirement that the number of directors be fixed only by vote of the board of directors;
•a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; and
•a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Pursuant to Subtitle 8, we have elected to provide that vacancies on our board of directors be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we vest in the board the exclusive power to fix the number of directors provided that the number is not less than three.
Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
Our charter and bylaws and Maryland law contain provisions that may delay, defer or prevent a change of control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interest of our stockholders, including the power of our board to issue additional shares of our common stock and to issue other classes of stock, the restrictions on ownership and transfer of our shares, advance notice requirements for director nominations and stockholder proposals and the application of the Maryland law provisions regarding business combinations. Likewise, if the provision in the bylaws opting out of the control share acquisition provisions of the Maryland General Corporation Law were rescinded, these provisions of the Maryland General Corporation Law could have similar anti-takeover effects. Our board of directors has opted out of the provisions of the Maryland General Corporation Law relating to deterring or defending hostile takeovers. Although we will not currently be afforded this protection, our board of directors could opt into these provisions of Maryland law in the future, which may discourage others from trying to acquire control of us and may prevent you from receiving a premium price for your stock in connection with a business combination.
Rights of Objecting Stockholders
Under Maryland law, dissenting stockholders may have, subject to satisfying certain procedures, the right to receive a cash payment representing the fair value of their shares of stock under certain circumstances. As permitted by the Maryland General Corporation Law, however, our charter includes a provision opting out of the appraisal rights statute, thereby precluding stockholders from exercising the rights of an “objecting stockholder” unless our board of directors determines that appraisal rights apply, with respect to all or any classes or series of stock, to one or more transactions occurring after the date of such determination in connection with which stockholders would otherwise be entitled to exercise appraisal rights. As a result of this provision, our stockholders will not have the right to dissent from extraordinary transactions, such as the merger of our company into another company or the sale of all or substantially all of our assets for securities.
Restrictions on Roll-Up Transactions
In accordance with our charter, in connection with any proposed transaction considered a “roll-up transaction” (as defined below) involving us and the issuance of securities of an entity that would be created or would survive after the successful completion of the roll-up transaction, an appraisal of all of our assets shall be obtained from a competent independent appraiser. If the appraisal will be included in a prospectus used to offer the securities of a roll-up entity, the appraisal shall be filed with the SEC and the states as an exhibit to the registration statement for the offering. Accordingly, an issuer using the appraisal will be subject to liability for violation of Section 11 of the Securities Act and comparable provisions under state laws for any material misrepresentations or material omissions in the appraisal. The assets shall be appraised on a consistent basis, and the appraisal shall be based on the evaluation of all relevant information and shall indicate the value of the assets as of a date immediately prior to the announcement of the proposed roll-up transaction. The appraisal shall assume an orderly liquidation of the assets over a 12-month period. The terms of the engagement of the independent appraiser shall clearly state that the engagement is for our benefit and the benefit of our stockholders. A summary of the appraisal, indicating all material assumptions underlying the appraisal, shall be included in a report to stockholders in connection with any proposed roll-up transaction.

A “roll-up transaction” is a transaction involving the acquisition, merger, conversion or consolidation, directly or indirectly, of us and the issuance of securities of another entity, or a roll-up entity, that would be created or would survive after the successful completion of such transaction. The term roll-up transaction does not include:
•a transaction involving our securities that have been listed on a national securities exchange for at least 12 months; or
•a transaction involving our conversion to a corporate, trust, or association form if, as a consequence of the transaction, there will be no significant adverse change in any of the following: common stockholder voting rights; the term of our existence; compensation to our adviser; or our investment objectives.
In connection with a proposed roll-up transaction, the person sponsoring the roll-up transaction must offer to common stockholders who vote against the proposal the choice of:
•accepting the securities of a roll-up entity offered in the proposed roll-up transaction; and
•one of the following:
•remaining as holders of shares of our common stock and preserving their interests therein on the same terms and conditions as existed previously; or
•receiving cash in an amount equal to the stockholder’s pro rata share of the appraised value of our net assets.
We are prohibited from participating in any proposed roll-up transaction:
•that would result in the common stockholders having voting rights in a roll-up entity that are less than those provided in our charter, including rights with respect to the election and removal of directors, annual and special meetings, amendment of our charter and our dissolution;
•that includes provisions that would operate to materially impede or frustrate the accumulation of shares by any purchaser of the securities of the roll-up entity, except to the minimum extent necessary to preserve the tax status of the roll-up entity, or which would limit the ability of an investor to exercise the voting rights of its securities of the roll-up entity on the basis of the number of shares held by that investor;
•in which investors’ rights to access of records of the roll-up entity will be less than those provided in the section of our prospectus entitled “Description of Shares-Meetings, Special Voting Requirements and Access to Records;” or
•in which any of the costs of the roll-up transaction would be borne by us if the roll-up transaction is rejected by our common stockholders.
Advance Notice Provisions for Stockholder Nominations and Stockholder Proposals
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our board of directors and the proposal of business to be considered by stockholders may be made only (a) pursuant to our notice of the meeting, (b) by or at the direction of our board of directors or (c) by a stockholder who is a stockholder of record as of the record date, at the time of giving the advance notice required by the bylaws and at the time of the annual meeting, who is entitled to vote at the meeting and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to our board of directors at a special meeting may be made only by or at the direction of our board of directors or provided that the special meeting has been called in accordance with our bylaws for the purpose of electing directors, by a stockholder who is entitled to vote at the meeting and who has complied with the advance notice provisions of the bylaws.
The purpose of requiring stockholders to give us advance notice of nominations and other business is to afford our board of directors a meaningful opportunity to consider the qualifications of the proposed nominees and the advisability of any other proposed business and, to the extent deemed necessary or desirable by our board of directors, to inform stockholders and make recommendations about such qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although our bylaws do not give our board of directors any power to disapprove stockholder nominations for the election of directors or proposals recommending certain action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if proper procedures are not followed and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal without regard to whether consideration of such nominees or proposals might be harmful or beneficial to us and our stockholders.
Tender Offers
Our charter provides that any tender offer made by any person, including any “mini-tender” offer, must comply with the provisions of Regulation 14D of the Exchange Act, including the notice and disclosure requirements. Among other things, the offeror must provide us notice of such tender offer at least ten business days before initiating the tender offer. Our charter also prohibits any stockholder from transferring shares of stock to a person who makes a tender offer which does not comply with such provisions unless such stockholder has first offered such shares of stock to us at the tender offer price in the non-compliant tender offer. In addition, the non-complying offeror will be responsible for all of our expenses in connection with that offeror’s noncompliance.
Distribution Reinvestment Plan
We have adopted an “opt in” distribution reinvestment plan pursuant to which you may elect to have the full amount of your cash distributions reinvested in additional shares of our common stock. If you participate in our distribution reinvestment plan, the cash distributions attributable to the class of shares that you own will be automatically invested in additional shares of the same class. Any issuances of our shares pursuant to our distribution reinvestment plan are dependent on the continued registration of our securities or the availability of an exemption from registration in the recipient’s home state. Participants in our distribution reinvestment plan are free to elect to terminate participation in the distribution reinvestment plan within ten business days’ notice to us. If you do not elect to participate in the distribution reinvestment plan, you will automatically receive any distributions we declare in cash.
The per share purchase price for shares purchased pursuant to the distribution reinvestment plan are equal to the transaction price at the time the distribution is payable, which is generally equal to our prior month’s NAV per share for that share class. Stockholders do not pay selling commissions or dealer manager fees when purchasing shares pursuant to the distribution reinvestment plan. Because the stockholder servicing fees are a class-specific expense for our Class T shares, Class S shares, Class D shares and Class M shares, they will reduce the NAV or, alternatively, the distributions payable with respect to the Class T shares, Class S shares, Class D shares and Class M shares, including shares issued in respect of distributions on such shares under the distribution reinvestment plan. In addition, because the base management fee is a class-specific expense for our Class T shares, Class S shares, Class D shares, Class M shares and Class I shares, and the performance fee is a class-specific expense for our Class T shares, Class S shares, Class D shares, Class M shares, Class I shares and Class Y shares, they will reduce the NAV or, alternatively, the distributions payable, with respect to the shares of each such class, including shares issued under our distribution reinvestment plan. Shares issued pursuant to our distribution reinvestment plan will entitle the participant to the same rights and be treated in the same manner as shares of common stock of that class purchased in our primary offering.
We reserve the right to amend any aspect of our distribution reinvestment plan without the consent of our stockholders, provided that notice of any material amendment is sent to participants at least ten business days prior to the effective date of that amendment. In addition, we may suspend or terminate the distribution reinvestment plan for any reason at any time upon ten business days’ prior written notice to participants.
Our transfer agent will provide on a quarterly basis to each participant in the distribution reinvestment plan a statement of account describing, as to such participant, (1) the distributions reinvested during the quarter, (2) the number of shares purchased during the quarter, (3) the per share purchase price for such shares and (4) the total number of shares purchased on behalf of the participant under the plan. On an annual basis, tax information with respect to income earned on shares under the plan for the calendar year will be provided to each participant.